Exhibit 99.4

ALBIREO

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,715	$5,120
Trade receivables	37	1,272
Prepaid expenses and other assets	55	346
Other receivables	195	202

Total current assets	2,002	6,940
Equipment, net	25	34

Total assets	$2,027	$6,974

LIABILITIES, CONVERTIBLE PREFERENCE SHARES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Trade payables	$1,109	$1,929
Accrued expenses	4,264	2,576
Advances from licensees	37	37
Long-term debt, current portion	3,170	2,514
Warrants liability	504	1,163
Other liabilities	53	63

Total current liabilities	9,137	8,282
Long-term debt	3,740	4,866
Share-based compensation liability	194	—
Derivative liabilities	2,257	2,047

Total liabilities	15,328	15,195

Temporary Equity:

Convertible preference shares, $0.013 par value per share—44,945,080 shares authorized at September 30, 2016 and December 31, 2015; 39,354,000 shares issued and outstanding at September 30, 2016 and December 31, 2015	520	520

Shareholders’ equity (deficit):
Ordinary shares, $0.013 par value per share—3,794,303 shares authorized, issued and outstanding at September 30, 2016 and December 31, 2015; and Ordinary A shares, $0.013 par value per share—8,325,188 shares authorized at September 30, 2016 and 0 shares authorized at December 31, 2015; 610,514 and 0 shares issued and outstanding at September 30, 2016 and December 31, 2015	56	50
Additional paid in capital	73	—
Accumulated other comprehensive income	775	804
Accumulated deficit	(14,725)	(9,595)

Total shareholders’ deficit	(13,821)	(8,741)

Total liabilities, convertible preference shares and shareholders’ deficit	$2,027	$6,974

See accompanying notes to unaudited Condensed Consolidated Financial Statements.

ALBIREO

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$28	$15	$8,125	$120
Operating expenses:
Research and development	2,062	1,514	6,372	4,093
General and administrative	1,346	1,022	5,680	1,857
Other (income) expense, net	58	42	193	(163)

Total operating expenses	3,466	2,578	12,245	5,787

Operating loss	(3,438)	(2,563)	(4,120)	(5,667)
Interest expense, net	(508)	(410)	(1,546)	(1,206)
Non-operating income (expense)	(84)	(24)	536	(374)

Net loss before income taxes	(4,030)	(2,997)	(5,130)	(7,247)
Income tax	—	—	—	—

Net loss	$(4,030)	$(2,997)	$(5,130)	$(7,247)

Net loss per share attributable to holders of Ordinary shares and holders of Ordinary A shares:
Basic	$(0.93)	$(0.79)	$(1.26)	$(1.91)

Diluted	$(0.93)	$(0.79)	$(1.26)	$(1.91)

Weighted-average shares used in computing net loss per share attributable to holders of Ordinary shares and holders of Ordinary A shares:
Basic	4,323,355	3,794,303	4,081,633	3,794,303

Diluted	4,323,355	3,794,303	4,081,633	3,794,303

See accompanying notes to unaudited Condensed Consolidated Financial Statements.

ALBIREO

Condensed Consolidated Statements of Comprehensive Loss

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net loss	$(4,030)	$(2,997)	$(5,130)	$(7,247)
Other comprehensive income:
Foreign currency translation adjustment	(66)	53	(29)	120

Total other comprehensive (loss) income	(66)	53	(29)	120

Total comprehensive loss	$(4,096)	$(2,944)	$(5,159)	$(7,127)

See accompanying notes to unaudited Condensed Consolidated Financial Statements.

ALBIREO

Condensed Consolidated Statements of Convertible Preference Shares and Shareholders’ Deficit

(in thousands, except share amounts)

(unaudited)

	Convertible Preference Shares		Ordinary Shares		Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance—January 1, 2015	39,354,000	$520	3,794,303	$50	$—	$451	$(2,827)	$(2,326)
Other comprehensive income	—	—	—	—	—	353	—	353
Net loss	—	—	—	—	—	—	(6,768)	(6,768)

Balance—December 31, 2015	39,354,000	520	3,794,303	50	—	804	(9,595)	(8,741)
Issuance of Ordinary A shares	—	—	610,514	6	34	—	—	40
Issuance of warrants	—	—	—	—	39	—	—	39
Other comprehensive loss	—	—	—	—	—	(29)	—	(29)
Net loss	—	—	—	—	—	—	(5,130)	(5,130)

Balance—September 30, 2016	39,354,000	$520	4,404,817	$56	$73	$775	$(14,725)	$(13,821)

See accompanying notes to unaudited Condensed Consolidated Financial Statements.

ALBIREO

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(5,130)	$(7,247)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount and issuance costs	844	552
Depreciation and amortization	11	11
Change in fair value of financial instruments	(536)	373
Share-based compensation expense	194	—
Changes in operating assets and liabilities:
Trade receivables	1,264	(40)
Prepaid expenses and other current assets	299	(10)
Other receivables	7	(58)
Trade payables	(870)	370
Accrued expenses	1,608	(58)
Other liabilities	(15)	(2)

Net cash used in operating activities	(2,324)	(6,109)

Cash flows from investing activities:
Purchase of property, plant and equipment	(3)	—

Net cash used in investing activities	(3)	—

Cash flows from financing activities:
Payments of principal on borrowings	(1,427)	(644)
Proceeds from issuance of Ordinary A shares	40	—
Proceeds from issuance of warrants, net of issuance costs	39	—

Net cash used in financing activities	(1,348)	(644)

Effect of exchange rate changes on cash and cash equivalents	270	(518)

Net decrease in cash and cash equivalents	(3,405)	(7,271)
Cash and cash equivalents—beginning of period	5,120	8,175

Cash and cash equivalents—end of period	$1,715	$904

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$—	$—

Cash paid for interest	$454	$570

See accompanying notes to unaudited Condensed Consolidated Financial Statements.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

1.  Summary of significant accounting policies and basis of presentation

Organization

Albireo Limited (Parent) is a limited company domiciled in London, United Kingdom (UK), with its registered offices in 100 Victoria Embankment, London. As of September 30, 2016, the Parent has three direct or indirect subsidiaries: Albireo AB and Elobix AB, which are based in Gothenburg, Sweden, and Albireo, Inc., which is based in Boston, Massachusetts. The Parent and its three subsidiaries are individually and collectively referred to herein as the Company.

The Company is a clinical-stage biopharmaceutical company focused on the development of novel bile acid modulators to treat orphan pediatric liver diseases and other liver and gastrointestinal diseases and disorders. The Company was spun out of AstraZeneca in 2008, and its clinical pipeline includes two Phase 2 product candidates and one Phase 3 product candidate. A4250, the Company’s lead product candidate, in development for the treatment of orphan pediatric liver diseases, is currently being studied in a Phase 2 clinical trial in children with chronic cholestasis.

On May 24, 2016, Biodel Inc. (Biodel), Parent and security holders of Parent entered into a definitive share exchange agreement. Under the terms of the share exchange agreement, Parent’s shareholders have agreed to exchange their shares for newly issued shares of Biodel common stock (the Transaction). At September 30, 2016, holders of Biodel securities were expected to own approximately one-third, and holders of Parent’s securities are expected to own approximately two-thirds, of the combined organization, subject to certain adjustments based on net cash of Biodel and the Company prior to closing. At September 30, 2016, the Transaction was subject to the approval of the stockholders of Biodel and other customary closing conditions.

On July 13, 2016, Biodel, Parent and security holders of Parent amended and restated the share exchange agreement entered into on May 24, 2016. The amended share exchange agreement eliminated registration requirements applicable to the shares of Biodel’s common stock issuable in the Transaction, provided for Biodel to instead file a standalone proxy statement with the Securities and Exchange Commission, and allocated certain expenses related to the Transaction. All other material terms and conditions of the original share exchange agreement remained unchanged in the amended share exchange agreement.

Parent and Biodel completed the Transaction under the terms of the share exchange agreement on November 3, 2016 and the combined organization was renamed Albireo Pharma, Inc. A total of 6,292,644 shares of the common stock of Albireo Pharma, Inc. were outstanding immediately following the completion of the Transaction. In addition, replacement stock options to purchase a total 351,545 shares were issued to certain former warrant and stock option holders of Parent.

Basis of presentation

The accompanying financial statements have been prepared in conformity with U.S. GAAP (see —“Principles of Consolidation” below), which contemplate continuation of the Company as a going concern. As of September 30, 2016, the Company has generated an accumulated deficit of approximately $14.7 million and a working capital deficit of $7.1 million and the Company expects to incur significant expenses and negative cash flows for the foreseeable future.

The Company maintained cash and cash equivalents of $1.7 million at September 30, 2016. Subsequently, on November 3, 2016, Parent and Biodel (thereupon known as Albireo Pharma, Inc.) completed the Transaction, which provided the Company with approximately $25.5 million of additional cash. Immediately prior to the closing of the Transaction, the Company received an additional $10.0 million investment from certain existing shareholders. In addition, the Company’s 2014 Convertible Loans and 2015 Convertible Loans (see Note 12) were converted into Series C Preference Shares, which were then converted into Ordinary shares. Ordinary shares were exchanged for Biodel shares, based on a final exchange ratio of 0.0699. As of November 3, 2016, the combined organization had cash and cash equivalents of approximately $39.4 million.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

The Company estimates that its funds will be sufficient to fund its operations through at least mid 2018. Based on the cash balance as of November 3, 2016, there is no longer substantial doubt regarding its ability to continue as a going concern.

Principles of consolidation

The accompanying unaudited Condensed Consolidated Financial Statements include the accounts of Parent (Albireo Limited) and its direct or indirect wholly owned subsidiaries, Albireo AB, Elobix AB and Albireo, Inc. All intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, all adjustments (including normal recurring accruals) considered necessary for fair presentation have been included in the unaudited Condensed Consolidated Financial Statements. These unaudited Condensed Consolidated Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States (U.S. GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (ASC) and Accounting Standards Update (ASU) of the Financial Accounting Standards Board (FASB).

Foreign currency translation

Functional and presentation currency

Items included in the financial statements of each entity comprising the Company are measured using the currency of the primary economic environment in which the entity operates (the functional currency). The functional currencies for Parent and Albireo AB, Elobix AB and Albireo, Inc. are the Euro, Swedish Krona, the Euro and the U.S. Dollar (USD), respectively. The Company consolidates its financial statements in Euro and then the consolidated financial statements are translated to USD for external reporting, which is the Company’s presentation currency. The Company has elected USD as the presentation currency for ease of comparability throughout the industry.

Transactions and balances

Foreign currency transactions in each entity comprising the Company are translated into the functional currency of the entity using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized within Other income (expense), net in the unaudited Condensed Consolidated Statements of Operations.

The results and financial position of the Company and its subsidiaries that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

a.	assets and liabilities presented are translated at the closing rate as of September 30, 2016 and December 31, 2015;

b.	income and expenses for each statement of comprehensive loss are translated at annual average exchange rates that are relevant for the respective period reported, and

c.	all resulting exchange differences arising from such translation are recognized directly in other comprehensive loss and presented as a separate component of equity.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management must apply significant judgment in this process. Actual results could materially differ from those estimates.

Segment information

For management purposes, the Company is managed and operated as one business unit which reflects the organizational structure and internal reporting of the Company. The Company’s chief operating decision maker, determined to be the Chief Executive Officer (CEO), manages the Company’s operations on an integrated basis for the purpose of allocating resources and evaluating performance. No separate lines of business or separate business entities have been identified with respect to any product candidate or geographical market and one operating segment is currently disclosed in the Company’s internal reporting.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

Accordingly, the Company has one reporting segment which is the research and development of novel treatments for liver and gastrointestinal diseases and disorders.

Cash and cash equivalents

The Company considers all short-term highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. For banks and financial institutions, only independent financial institutions with high credit ratings are engaged. The Company’s license agreements are with established and reputable pharmaceutical companies and, historically, the Company has not needed to impair accounts receivable.

Concentration of revenue and accounts receivable

The Company generally does not require collateral or other security in support of accounts receivable. Allowances are provided for individual accounts receivable when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy, deterioration in the customer’s operating results or change in financial position. If circumstances related to a customer change, estimates of the recoverability of receivables would be further adjusted. The Company also considers broad factors in evaluating the sufficiency of its allowances for doubtful accounts, including the length of time receivables are past due, significant one-time events, creditworthiness of customers and historical experience. There is no allowance for doubtful accounts as of September 30, 2016 or December 31, 2015.

Equipment, net

Equipment is stated at historical cost less depreciation and consists of computers, furniture and fixtures, and other equipment. Depreciation is computed using a straight-line method over the estimated useful lives, determined to be five years. Computers and other equipment purchased for less than $2,000 or the equivalent thereof are expensed immediately.

Gains and losses on disposals of equipment are determined by comparing the proceeds with the carrying amount and are recognized within Other Income (Expense), net in the Condensed Consolidated Statements of Operations.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. In such instances, the recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset group to future undiscounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, an impairment loss would be recognized if the carrying amount of the asset exceeds the fair value of the asset. There were no impairments recorded for the three months or nine months ended September 30, 2016 and 2015.

Research and development expenses

Research and development costs are expensed as incurred and include primarily salaries, benefits and other staff-related costs; clinical trial and related clinical manufacturing costs; contract services and other outside costs.

The Company’s preclinical studies and clinical trials are performed by third-party contract research organizations (CROs). Some of these expenses are billed monthly for services performed, while others are billed based upon milestones achieved. For preclinical studies, the significant factors used in estimating accruals include the percentage of work completed to date and contract milestones achieved. For clinical trial expenses, the significant factors used in estimating accruals included the number of patients enrolled and percentage of work completed to date or contract milestones achieved. The Company’s estimates are highly dependent upon the timeliness and accuracy of the data provided by the respective CROs regarding the status of the contracted activity, with adjustments made when deemed necessary.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

Revenue recognition

Revenue is generated from the receipt of upfront or license fees, milestone payments and payments for procurement services that are made pursuant to out-licensing or related supply agreements.

Where an out-licensing arrangement of the Company involves the provision of multiple elements that may contain different remuneration arrangements such as upfront payments, milestone payments or product sales, the arrangement is assessed to determine whether separate delivery of the individual elements of such arrangement comprises more than one unit of accounting. The delivered elements are separated if (a) they have value to the licensee on a stand-alone basis, (b) there is objective and reliable evidence of the fair value of the undelivered element(s) and (c) if the arrangement includes a general right of return relative to the delivered element(s), delivery or performance of the undelivered element(s) is considered probable and is substantially in the control of the Company. Allocation of revenue to the different elements that require separate accounting is based on the separate selling prices determined for each component, and total consideration is then allocated pro rata across the components of the arrangement. If separate selling prices are not available, the Company will use its best estimate of such selling prices, consistent with the overall pricing strategy and relevant market factors.

The Company has determined that each element of its out-licensing agreements is a separate and distinct unit of accounting and as such the fair value of each element has been subscribed and recognized as follows:

•	Nonrefundable upfront payments received from the Company’s out-licensing agreements relating to technical expertise and intellectual property are recognized in income if all rights relating to the intellectual property and all obligations resulting from them have been relinquished under the contract terms and the Company has no continuing material obligation to perform under the agreement. However, if rights to the intellectual property continue to exist or obligations resulting from them have yet to be fulfilled, the payments received would be deferred until all rights and obligations have been fulfilled.

•	Nonrefundable payments that are linked to the achievement of significant and substantive development or regulatory milestones in the research and development process are recognized as revenue upon the achievement of the specified milestone.

•	Revenue and costs associated with procurement services associated with pharmaceutical ingredients are recognized net in revenue when title and risk of loss of the pharmaceutical ingredients have passed to the licensee as the Company is not the primary obligor.

As of September 30, 2016, the Company had a license agreement with EA Pharma, entered into in 2012, to develop a select product candidate (elobixibat) for registration and subsequent commercialization in select markets. The Company satisfied its material performance obligations under the agreement in 2012, upon the delivery of technical expertise and intellectual property rights to EA Pharma.

In March 2015, a second licensee of the Company (Ferring International Center S.A., or Ferring) gave notice of termination of its license agreement with the Company. The termination eliminated any prospect of future contingent income under that license agreement. There was no refund of the upfront license fee or milestone fees received by the Company through the date of termination, in accordance with the agreement.

Payments resulting from procurement services are recognized as the activities are performed and are presented on a net basis. Revenue is recorded on a net basis because the Company acts as an agent, as it does not have discretion to change suppliers and does not perform any part of the services or manufacture of the subject pharmaceutical ingredients. The costs associated with these activities are netted against the related revenue in the Condensed Consolidated Statements of Operations.

For certain contingent payments under research and development arrangements, the Company recognizes revenue using the milestone method. Under the milestone method, a payment that is contingent upon the achievement of a substantive milestone is recognized in its entirety in the period in which the milestone is achieved. A milestone is an event: (i) that can be achieved based in whole or in part on either the Company’s performance or on the occurrence of a specific outcome resulting from the Company’s performance, (ii) for which there is substantive uncertainty at the date the arrangement is entered into

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

that the event will be achieved and (iii) that would result in additional payments being due to the Company. The determination that a milestone is substantive requires estimation and judgment and is made at the inception of the arrangement. Milestones are considered substantive when the consideration earned from the achievement of the milestone is: (i) commensurate with either the Company’s performance to achieve the milestone or the enhancement of value of the item delivered as a result of a specific outcome resulting from the Company’s performance to achieve the milestone, (ii) relates solely to past performance and (iii) reasonable relative to all deliverables and payment terms in the arrangement. In making the determination as to whether a milestone is substantive or not, management of the Company considers all facts and circumstances relevant to the arrangement, including factors such as the scientific, regulatory, commercial and other risks that must be overcome to achieve the milestone, the level of effort and investment required to achieve the milestone and whether any portion of the milestone consideration is related to future performance or deliverables. The Company has evaluated each milestone specified under its license agreement with EA Pharma and its now-terminated license agreement with Ferring and determined the milestone to be substantive.

For the nine months ended September 30, 2016, the Company recognized in full into revenue a nonrefundable one-time payment of $8.0 million received in April 2016 in connection with a renegotiated payment stream with EA Pharma linked to know-how and intellectual property delivered by the Company upon inception of the license agreement in 2012. The renegotiated payment stream was implemented via an amendment to the license agreement that did not change the contingent nature of the remaining deliverables or the parties’ respective obligations under the agreement. The Company did not recognize license revenue in the three months and nine months ended September 30, 2015.

Under the terms of the license agreement with EA Pharma, the Company was eligible as of September 30, 2016 to receive up to approximately (a) €16.5 million ($18.5 million based on the Euro to USD exchange rate at September 30, 2016) if specified regulatory events are achieved for elobixibat in Japan and (b) ¥3.5 billion ($34.6 million based on the Japanese Yen to USD exchange rate at September 30, 2016) if specified sales milestones are achieved for elobixibat following regulatory approval in any country in EA Pharma’s licensed territory. Subsequently, in October 2016, the Company received a milestone payment of $3.6 million (€3.2 million of the €16.5 million referenced above) triggered by the decision of EA Pharma to proceed with the preparation of a new drug application for elobixibat in Japan. The likelihood that the Company will achieve any particular milestone event with respect to elobixibat in any particular period, or at all, is uncertain, and the Company may not earn any future milestone payment with respect to elobixibat in any particular period, or ever. In addition, the Company is eligible to receive stepped royalties beginning in the high single digits on any future elobixibat product sales.

Share-based compensation

The Company accounts for share-based compensation awards in accordance with FASB ASC Topic 718, Compensation—Stock Compensation (ASC 718). ASC 718 requires all share-based payments, including grants of stock options, to be recognized in the consolidated statements of operations based on their respective fair values.

The fair value of the Company’s stock options has been determined using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including (i) the expected stock price volatility, (ii) the expected term of the award, (iii) the risk-free interest rate and (iv) expected dividends. Due to the lack of historical and implied volatility data of the Company’s Ordinary shares and Ordinary A shares, the expected stock price volatility has been estimated based on the historical volatilities of a specified group of companies in the Company’s industry that are publicly traded. The Company selected companies that it considers to have comparable characteristics to the Company, including enterprise value, risk profiles and position within the industry and with historical share price information sufficient to meet the expected term of the stock options. The historical volatility data has been computed using the daily closing prices for the selected companies.

Due to the lack of sufficient historical data, the expected term of stock options was determined by the Company using the “simplified” method, whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the award. The risk-free interest rate for periods within the expected term of the option are based on the United Kingdom Government Bond rate with a maturity date commensurate with the expected term of the associated award. In addition, it is assumed that the Company will not pay dividends in the foreseeable future.

The Company’s share-based awards are subject to either service-based or performance-based vesting conditions. During the nine months ended September 30, 2016, the Company issued stock options with exercise prices denominated in a foreign currency (Euro) that are required to be accounted for as liabilities. The Company accounts for liability-classified stock-based awards based on the then-current fair values at each financial reporting date until the award is settled (exercised). Changes in the amounts attributed to these awards between the reporting dates are included in share-based compensation expense (credit) in the Company’s statement of operations. The Company includes liability-classified stock options in

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

noncurrent liabilities on its balance sheet as their settlement (exercise) does not require use of cash, cash equivalents or other current assets. The classification of stock options would be re-evaluated if a change in terms occurs. A change in classification would be accounted for as a modification.

The Company records compensation expense for service-based awards over the vesting period of the award on a straight-line basis. Compensation expense related to awards with performance-based vesting conditions is recognized when achievement of the performance condition is considered probable. Modifications to share-based awards are treated as an exchange of the original award for a new award with total compensation equal to the grant-date fair value of the original award plus any incremental value of the modification. The incremental value is based on the excess of the fair value of the modified award over the fair value of the original award immediately before the modification.

Temporary equity

The Company has classified its Series A and B Convertible Preference Shares outside of Shareholders’ Deficit on the basis that the shares are redeemable upon a liquidation event that can be forced by the holders of Preference Shares through their voting rights on the Parent’s Board of Directors (Board). Any undeclared dividends are not recognized until the time it becomes probable that the Preference Shares will be redeemable. No dividends have been recognized for the three months or nine months ended September 30, 2016 or 2015.

Employee benefits

The Company has defined contribution plans, whereby the Company pays contributions to employee benefit or insurance plans on a mandatory, contractual or voluntary basis. The Company has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

The Company has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.

Loss contingencies

Loss contingencies are recorded as liabilities when it is probable that a liability has occurred and the amount of loss is reasonably estimable. Disclosure is required when there is a reasonable possibility that an ultimate loss will be material. Contingent liabilities are often resolved over long periods of time. Estimating probable losses requires analysis that often depends on judgments about potential actions by third parties, such as regulators.

Income taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes (ASC 740). Deferred income taxes are recorded for the expected tax consequences of temporary differences between the tax basis of assets and liabilities for financial reporting purposes and amounts recognized for income tax purposes. The Company records a valuation allowance to reduce its deferred tax assets to the amount of future tax benefit that is more likely than not to be realized.

Income tax expense consists of taxes currently payable and changes in deferred tax assets and liabilities calculated according to local tax rules. Deferred tax assets and liabilities are based on temporary differences that arise between carrying values used for financial reporting purposes and amounts used for taxation purposes of assets and liabilities and the future tax benefits of tax loss carry forwards. A deferred tax asset is recognized only to the extent that it is more likely than not that future taxable profits will be available against which the asset can be utilized.

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence for each jurisdiction including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that can be realized, the Company will adjust its valuation allowance with a corresponding impact to income tax expense in the period in which such determination is made.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

The amount of deferred tax provided is calculated using tax rates enacted at the balance sheet date. The impact of tax law changes is recognized in periods when the change is enacted.

A two-step approach is applied pursuant to ASC 740 in the recognition and measurement of uncertain tax positions taken or expected to be taken in a tax return. The first step is to determine if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained in an audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement.

The Company’s policy is to recognize interest and penalty expenses associated with uncertain tax positions as a component of income tax expense in the Condensed Consolidated Statements of Operations. As of September 30, 2016 and December 31, 2015, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in the Company’s Condensed Consolidated Statements of Operations.

Earnings per share

Basic net loss per share is calculated by dividing the net loss attributable to holders of Ordinary shares and holders of Ordinary A shares by the weighted average number of Ordinary shares and Ordinary A shares outstanding during the period. Diluted net loss per share is calculated by dividing the net loss attributable to holders of Ordinary shares and holders of Ordinary A shares by the weighted-average number of Ordinary equivalent shares outstanding during the period, including any dilutive effect from such shares. Ordinary equivalent shares include convertible preference shares, stock options and warrants. The Company’s convertible loans are not included in Ordinary equivalent shares, as they were not readily convertible at the option of the respective holders as of September 30, 2016. Anti-dilutive weighted-average Ordinary equivalent shares totaled 41,315,168 and 40,793,000 shares for the three months ended September 30, 2016 and 2015, and 40,441,743 and 40,793,000 for the nine months ended September 30, 2016 and 2015, respectively. While these Ordinary equivalent shares were anti-dilutive for such periods, they could be dilutive in the future.

Recently adopted accounting pronouncements

In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs,” which updated guidance to clarify the required presentation of debt issuance costs. The amended guidance requires that debt issuance costs be presented in the balance sheet as a direct reduction from the carrying amount of the recognized debt liability, consistent with the treatment of debt discounts. Amortization of debt issuance costs is to be reported as interest expense. The recognition and measurement guidance for debt issuance costs is not affected by the updated guidance. The update requires retrospective application and represents a change in accounting principles. The updated guidance is effective for reporting periods beginning after December 15, 2015, with early adoption permitted. The Company elected to early adopt the ASU during 2015 and has recorded $0 and $42,000 of transaction costs as reduction of long-term debt as of September 30, 2016 and December 31, 2015, respectively.

In September 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern” (ASU No. 2014-15). The guidance addresses management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Management’s evaluation should be based on relevant conditions and events that are known and reasonably knowable at the date that the financial statements are issued. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. The Company early adopted the ASU during 2015 in its Condensed Consolidated Financial Statements.

Accounting pronouncements issued but not yet adopted

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers: (Topic 606).” This ASU affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (e.g., insurance contracts or lease contracts). This ASU will supersede the revenue recognition requirements in ASC Topic 605, “Revenue Recognition,” and most industry-specific guidance. In addition, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer (e.g., assets within the scope of ASC Topic 360, “Property, Plant, and Equipment,” and intangible assets within the scope of ASC Topic 350, “Intangibles-Goodwill and Other”) are amended to be consistent with the guidance on recognition and measurement (including the constraint on revenue) in this ASU. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In July 2015, the FASB deferred the effective date of ASU 2014-09. This ASU is now effective for calendar years beginning after December 15, 2017. Early adoption is not permitted. The Company is currently evaluating the impact this ASU will have on its Condensed Consolidated Financial Statements.

In November 2015, the FASB issued ASU No. 2015-17, “Balance Sheet Classification of Deferred Taxes,” (ASU 2015-17), which amends the accounting guidance related to balance sheet classification of deferred taxes. The amendment requires that deferred tax assets and liabilities be classified as noncurrent in the statement of financial position, thereby simplifying the current guidance that requires an entity to separate deferred tax assets and liabilities into current and noncurrent amounts. ASU 2015-17 will be effective beginning in the first quarter of fiscal year 2018. Early adoption is permitted. The amendment can be adopted either prospectively or retrospectively. The Company is currently evaluating the impact this ASU will have on its Condensed Consolidated Financial Statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company is currently evaluating the impact this ASU will have on its Condensed Consolidated Financial Statements.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation—Stock Compensation (Topic 718): Improvements to Employee Shared-Based Payment Accounting,” which changes the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification in the statement of cash flows. The new standard is effective for fiscal years beginning after December 15, 2016 and for interim periods therein, with early adoption permitted. The Company is currently evaluating the impact this ASU will have on its Condensed Consolidated Financial Statements.

In September 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force),” which changes how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The new standard is effective for fiscal years beginning after December 15, 2017 and for interim periods therein, with early adoption permitted. The Company is currently evaluating the impact this ASU will have on its Condensed Consolidated Financial Statements.

2.  Fair value of financial instruments

In measuring fair value, the Company evaluates valuation techniques such as the market approach, the income approach and the cost approach. A three-level valuation hierarchy, which prioritizes the inputs to valuation techniques that are used to measure fair value, is based upon whether such inputs are observable or unobservable.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions made by the reporting entity. The three-level hierarchy for the inputs to valuation techniques is briefly summarized as follows:

Level 1—Observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

Level 2—Observable inputs such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, or model-derived valuations whose significant inputs are observable for substantially the full term of the assets or liabilities; and

Level 3—Unobservable inputs that reflect the reporting entity’s estimate of assumptions that market participants would use in pricing the asset or liability.

The following tables present the fair values for the Company’s financial instruments as well as the input levels used to determine these fair values as of September 30, 2016 and December 31, 2015. The Company values its current assets, which include trade and other receivables, and liabilities, which include advances from licensees and accounts payable, at historical cost, which approximates fair value. The Loan Facility (see Note 12) is being carried at cost less unamortized discount, which approximates fair value, due to the short-term nature of the Loan Facility.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

As of September 30, 2016, the Company had two convertible loan instruments outstanding. On December 17, 2014, the Company executed a convertible loan instrument, which provided 1,251,000 €1.00 ($1.12) unsecured convertible loan notes (2014 Convertible Loans), denominated in Euros, and was subsequently amended on October 1, 2015. On October 1, 2015, the Company executed a convertible loan instrument which provided 5,000,000 $1.00, unsecured convertible loan notes (the 2015 Convertible Loans), denominated in USD. See Note 12 for a further understanding of these instruments.

The fair value of the 2015 Convertible Loans was $2.5 million and $2.1 million as of September 30, 2016 and December 31, 2015, respectively. The fair value of the 2014 Convertible Loans was $1.2 million (€1.0 million) and $954,000 (€874,000) as of September 30, 2016 and December 31, 2015, respectively. The valuation methods used to value the 2014 Convertible Loans and the 2015 Convertible Loans were the income approach and Monte Carlo simulation analysis. The key assumptions are the same as those used to determine the fair value of derivative liabilities as described below.

		Total Carrying Value on the Consolidated Balance Sheet		Fair Value Measurements
	Fair Value Level	September 30, 2016 (unaudited)	December 31, 2015	September 30, 2016 (unaudited)	December 31, 2015
		(in thousands)
Financial Instruments Recorded at Fair Value on a Recurring Basis
Current liabilities:
Warrants	3	$504	$1,163	$504	$1,163
Noncurrent liabilities:
Derivative liabilities	3	2,257	2,047	2,257	2,047

	Derivative Liabilities		Warrants
	September 30, 2016 (unaudited)	December 31, 2015	September 30, 2016 (unaudited)	December 31, 2015
	(in thousands)
Financial Instruments with a Level 3 measurement
Balance, beginning	$2,047	$486	$1,163	$1,141
(Income) loss recognized in earnings	153	172	(689)	148
Purchases, sales, issues and settlements	—	1,485	—	—
Foreign currency (gains) losses	57	(96)	30	(126)
Transfers in (out)	—	—	—	—

Balance, ending	$2,257	$2,047	$504	$1,163

There were no transfers from one level to the other during the reporting periods.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

Derivative liabilities

The fair values of the derivative liabilities related to the convertible features associated with the 2014 Convertible Loans and 2015 Convertible Loans were determined by weighting two alternative valuation outcomes described below, the reverse merger and the no occurrence of an initial public offering or merger and acquisition of the Company (No-IPO & M&A), as of September 30, 2016:

•	Reverse Merger: In this scenario, the 2014 Convertible Loans and 2015 Convertible Loans would convert into a known number of Series C Convertible Preference Shares at a known price, which is based on the expected conversion price of Series C Convertible Preference Shares. Future values of the convertible notes were based on conversion value and accrued interest rate. The Company then discounted the future value with 20.9% discount rate based on Weighted Average Cost of Capital as of September 30, 2016.

•	No-IPO & M&A: In this scenario, no conversion would take place and the Company valued the 2014 Convertible Loans and 2015 Convertible Loans using the income approach. The cash flows were based on principal and a contractual 8% annual interest rate. This amount was then discounted at the estimated market rate of 19.9% per annum as of September 30, 2016.

As of December 31, 2015, the fair values of the derivative liabilities related to the convertible features associated with the 2014 Convertible Loans and 2015 Convertible Loans were determined using the income approach and Monte Carlo simulation analysis on inception. See Note 12 for a further understanding of these instruments. The income approach was used as the starting point to determine the Company’s equity value. The Monte Carlo simulation was then used to determine possible future values of the Company’s equity. Using the Monte Carlo simulation, the Company considered the following scenarios as of December 31, 2015:

•	Series C Convertible Preference Shares financing (Round C): In this scenario, the 2014 Convertible Loans and 2015 Convertible Loans would convert into a known number of Series C Convertible Preference Shares at a known price, which is based on the expected conversion price of Series C Convertible Preference Shares. It should be noted that this scenario would not preclude the Company from filing for an initial public offering in the future. Convertible Value is based on Series C Convertible Preference Shares conversion and accrued interests. The Company then used the estimated value of the total Series C Convertible Preference Shares and accrued interest and discounted the value using a risk free interest rate of 0.39% per annum as of December 31, 2015.

•	IPO: In this scenario, the Company would file for an IPO without first raising equity financing. The 2014 Convertible Loans and 2015 Convertible Loans would convert into a known number of Series C Convertible Preference Shares at a known price, which is based on the expected conversion price of Series C Convertible Preference Shares. Convertible Value is based on the higher of Series C Convertible Preference Shares conversion and accrued interests, or fixed income component value.

•	No IPO: In this scenario, the Company assumed that no conversion would take place. The Company valued the 2014 Convertible Loans and 2015 Convertible Loans using the income approach. The cash flows were based on principal and a contractual 8% annual interest rate. This amount was then discounted at the estimated market rate of 21.0% per annum as of December 31, 2015. Convertible Value is based on the lower of equity value at exit, or fixed income component value.

The scenarios were determined based on the amount of equity at the time of exit which is driven by Monte Carlo simulation. The Company then used the convertible value and discounted the value using a risk free interest rate of 0.65% per annum as of December 31, 2015.

Based upon these methodologies, the fair value of the derivative liabilities associated with the 2014 Convertible Loans was determined to be $592,000 (€527,000) and $566,000 (€519,000) as of September 30, 2016 and December 31, 2015, respectively.

Using the same methods, the fair value of the derivative liabilities associated with the 2015 Convertible Loans was determined to be $1.7 million and $1.5 million as of September 30, 2016 and December 31, 2015, respectively.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

The derivative liabilities are recorded as a noncurrent liability, as the Company has an unconditional right to defer settlement for at least 12 months after September 30, 2016 and December 31, 2015, respectively.

Significant unobservable inputs used in the measurement of the derivative liabilities associated with the 2014 Convertible Loans and 2015 Convertible Loans included the discount rate and the probability of the issuance and sale of Series C Convertible Preference Shares in Round C.

The Company performed a sensitivity analysis regarding the discount rate. By varying the discount rate by 0.5%, the resulting values of the derivative liabilities that were bifurcated from the 2014 Convertible Loans were as follows (in thousands):

	September 30, 2016 (unaudited)		December 31, 2015
	+0.5%	-0.5%	+0.5%	-0.5%
Assumptions:
Discount rate	$713	$470	$697	$445

By varying the probability of the Reverse Merger by 15% at September 30, 2016, the resulting values of the 2014 Convertible Loans were as follows (in thousands):

	September 30, 2016 (unaudited)
	+15%	-15%
Assumptions:
Probability of Reverse Merger	$1,870	$1,648

By varying the probability of Round C by 25% at December 31, 2015, respectively, the resulting values of the 2014 Convertible Loans were as follows (in thousands):

	December 31, 2015
	+25%	-25%
Assumptions:
Probability of Round C	$1,641	$1,399

The Company performed a sensitivity analysis regarding the discount rate. By varying the discount rate by 0.5%, the resulting values of the derivative liabilities that were bifurcated from the 2015 Convertible Loans were as follows (in thousands):

	September 30, 2016 (unaudited)		December 31, 2015
	+0.5%	-0.5%	+0.5%	-0.5%
Assumptions:
Discount rate	$2,017	$1,325	$1,852	$1,126

By varying the probability of the Reverse Merger by 15% at September 30, 2016, respectively, the resulting values of the 2015 Convertible Loans were as follows (in thousands):

	September 30, 2016 (unaudited)
	+15%	-15%
Assumptions:
Probability of Reverse Merger	$4,345	$3,501

By varying the probability of the Round C by 25% at December 31, 2015, respectively, the resulting values of the 2015 Convertible Loans were as follows (in thousands):

	December 31, 2015
	+25%	-25%
Assumptions:
Probability of Round C	$3,973	$3,217

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

Warrants

In connection with the Loan Facility, the Company issued to Kreos Capital IV (Expert Fund) Limited (Kreos Capital) detachable warrants with a right to acquire shares at €720,000 (the Warrants), which have been valued as of September 30, 2016 at $504,000. The Company recognized the Warrants at fair value at the time of execution of the Loan Facility and remeasures their fair value on a recurring basis thereafter. See Note 12 for a further description of the Warrants.

Beginning with the quarter ended June 30, 2016, the Company estimated the fair value of the Warrants, primarily using the binomial method. The revision from December 31, 2015, was due to the execution of the share exchange agreement with Biodel in 2016. The binomial method used assumptions that were based on the Warrants being exchanged for warrants exercisable for shares of Biodel common stock.

The key assumptions used in the binomial method as of September 30, 2016, included the following:

September 30, 2016
Stock price	$12.96
Exercise price	$12.00
Term (in years)	1.00
Risk-free interest rate	0.59%
Volatility	76.2%

As of December 31, 2015, the Company calculated the Warrants’ fair value as follows:

•	The Company’s equity value was estimated using the income approach.

•	The Company’s equity value was then allocated among classes of its capital structure. The allocation was performed using the Option Pricing Methodology (OPM). This method treats securities as options with the Company. The allocation was used to determine the value of Series B Convertible Preference shares. The Company assumed that any exercise of the Warrants would be to purchase Series B Convertible Preference Shares, as this class had the lowest exercise price, and also assumed scenarios where the Warrants will not be exercised.

As of December 31, 2015, a weighted average of both the OPM and a traditional Black-Scholes formula was used to calculate the fair value of the Warrants. The key assumptions used in the OPM as of December 31, 2015, included the following:

December 31, 2015
Term (in years)	1.0
Risk-free interest rate	0.7%
Volatility	85%

A traditional Black-Scholes formula was then used to calculate the fair value of the Warrants with the strike price of €1 and stock price as calculated in the allocation. The assumptions used in applying the Black-Scholes formula include the following:

December 31, 2015
Stock price	$1.77
Exercise price	$1.09
Term (in years)	7.50
Risk-free interest rate	2.12%
Volatility	90%
Dividend	0%

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

Based on these different methods, the fair value of the Warrants was determined to be $504,000 (€449,000) and $1.2 million (€1.1 million) as of September 30, 2016 and December 31, 2015, respectively, and was classified as current liabilities because the Warrants are immediately exercisable.

Under the binomial method, the fair value of the Warrants increased by $76,000 for the three months ended September 30, 2016 and decreased $(689,000) for the nine months ended September 30, 2016.

The significant unobservable input used in the measurement of the Warrants’ liability included the term used in the OPM. The Company performed sensitivity analysis regarding this input and the value of the Warrants was found to be as follows using a 0.5 year decrease or 0.5 year increase in the term (in thousands):

	September 30, 2016 (unaudited)		December 31, 2015
	+0.5	-0.5	+0.5	-0.5
Term	$505	$501	$1,253	$1,251

3.  Equipment

Equipment, net consisted of the following (in thousands):

	September 30, 2016 (unaudited)	December 31, 2015
Cost:
Equipment cost as of January 1,	$142	$152
Additions	3	—
Exchange differences	—	(10)

Equipment cost as of period end	145	142
Less:
Accumulated depreciation as of January 1	(108)	(100)
Amortization for the period	(11)	(15)
Exchange differences	(1)	7

Accumulated depreciation as of period end	(120)	(108)

Total equipment, net	$25	$34

Depreciation expense for the three months ended September 30, 2016 and 2015 was $4,000 and $4,000, respectively, and depreciation expense for the nine months ended September 30, 2016 and 2015 was $11,000 and $11,000, respectively.

4.  Accrued expenses

Accrued expenses consist of the following (in thousands):

	September 30, 2016 (unaudited)	December 31, 2015
Accrued bonuses	$1,121	$392
Accrued vacation pay	325	368
Accrued social security pay	207	150
Accrued interest	496	243
Accrued professional fees	1,565	758
Accrued development costs	550	665

Total accrued expenses	$4,264	$2,576

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

5.  Commitments and contingencies

Operating lease commitments

In July 2015, the Company entered into a month-to-month lease agreement for office space in Boston, Massachusetts.

In July 2014, the Company entered into a 36-month building lease for approximately 2,900 square feet of office space in Gothenburg, Sweden. The lease does not have stated escalating rent clauses, except for changes in the Swedish Consumer Price Index (CPI). The lease renews automatically for consecutive three-year terms, unless notice of nonrenewal is given by either party at least nine months prior to the end of the current term and subject to the Company’s right to terminate the lease at any time upon six months’ notice.

As of September 30, 2016, future minimum commitments under facility operating leases were $43,000.

Rent expense recognized under the Company’s operating leases was $27,000 and $25,000 for the three months ended September 30, 2016 and 2015, respectively, and $81,000 and $65,000 for the nine months ended September 30, 2016 and 2015, respectively.

Agreements with CROs

As of September 30, 2016, the Company had various agreements with CROs for the conduct of specified research and development activities and, based on the terms of the respective agreements, may be required to make future payments of up to $57,000 upon the completion of contracted work.

Other Commitments

In connection with the spin-off from AstraZeneca in 2008, and associated transfer agreements, the Company became party to an assignment agreement between AstraZeneca and a named inventor on a patent related to elobixibat. In connection with this agreement, the inventor is entitled upon the initial launch of a pharmaceutical product that constitutes an IBAT-inhibitor in specified countries to a one-time “launch fee” payment of SEK 4.0 million ($466,000, based on the Swedish Krona to USD exchange rate at September 30, 2016).

On May 24, 2016, Biodel, Parent and security holders of Parent entered into a share exchange agreement, which was amended and restated on July 13, 2016. As part of the Transaction contemplated by the share exchange agreement, a syndicate of existing Company investors has committed to subscribe for Series C Convertible Preference Shares for a total investment of $10.0 million prior to the closing of the Transaction, contingent upon approval of the Transaction by Biodel stockholders.

6.  Employee benefits expense

The Company has defined contribution retirement benefit plans. The expenses for the Company’s employee benefits recognized in the Condensed Consolidated Statements of Operations were as follows (in thousands):

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2016	2015	2016	2015
Wages and salaries	$803	$740	$2,026	$1,610
Social security expenses	140	59	349	169
Pension expenses – defined contribution plans	108	52	289	218

	$1,051	$851	$2,664	$1,997

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

7.  Net loss per share

Basic net loss per share is calculated by dividing the net loss attributable to holders of Ordinary shares and holders of Ordinary A shares by the weighted average number of Ordinary shares and Ordinary A shares outstanding during the period. Diluted net loss per share is calculated by dividing the net loss attributable to holders of Ordinary shares and holders of Ordinary A shares by the weighted-average number of Ordinary equivalent shares outstanding during the period, including any dilutive effect from such shares. As the Company had a net loss for the three months and nine months ended September 30, 2016 and for the three months and nine months ended September 30, 2015, all potentially dilutive Ordinary equivalent shares were determined to be anti-dilutive.

The following table sets forth the computation of basic and diluted net loss per share (in thousands, except for share data):

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2016	2015	2016	2015
Basic and Diluted EPS:
Numerator
Net loss	$(4,030)	$(2,997)	$(5,130)	$(7,247)

Net loss attributable to holders of Ordinary shares and holders of Ordinary A shares	$(4,030)	$(2,997)	$(5,130)	$(7,247)

Denominator
Weighted average number of Ordinary shares and Ordinary A shares in issue	4,323,355	3,794,303	4,081,633	3,794,303

Number of shares used for basic and diluted EPS computation	4,323,355	3,794,303	4,081,633	3,794,303

Basic and Diluted EPS	$(0.93)	$(0.79)	$(1.26)	$(1.91)

The following weighted-average outstanding Ordinary equivalent shares were excluded from the computation of diluted net loss per share for the periods presented because including them would have been anti-dilutive:

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2016	2015	2016	2015
Convertible Preference Shares (on an as-converted basis)	39,354,000	39,354,000	39,354,000	39,354,000
Convertible Loans convertible to Convertible Preference Shares (on an as-converted basis)	—	719,000	—	719,000
Warrants to purchase Convertible Preference Shares	—	720,000	—	720,000
Warrants to purchase Ordinary A shares	1,416,362	—	770,577	—
Options to purchase Ordinary A shares	544,806	—	317,166	—

8.  Income taxes

The Company did not record income tax provisions or benefits for the three months or the nine months ended September 30, 2016, or for the three months or the nine months ended September 30, 2015, due to an expected loss before income taxes to be incurred for the year ending December 31, 2016 and year ended 2015 and the Company’s continued maintenance of a full valuation allowance against its net deferred tax assets. The Company has had an overall net operating loss position since its inception. The Company had approximately $3.7 million and $2.7 million in valuation allowances recorded against its deferred tax assets as of September 30, 2016 and December 31, 2015, respectively.

9.  Shareholders’ equity

The Company’s equity structure includes Ordinary shares and Ordinary A shares.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

The different classes of shares carry different transfer rights and distribution rights as described in the Company’s articles of association.

Transfer rights include, for holders of Series B Convertible Preference Shares or Series C Convertible Preference Shares, but who are not holders of Series A Convertible Preference Shares or specified members of management, the right to transfer any shares held (where the holder is a company or other entity or investment vehicle) to its holding company or to any subsidiary of that holding company or to any entity or investment vehicle in which the holder, its holding company or any subsidiary of that holding company has a majority economic interest, or to any affiliate or (where the holder is an investment fund or investment fund manager or nominee thereof) to any successor investment fund, or investment manager of any nominee thereof or to the general partner of such fund (or, solely in connection with a dissolution, any participant or partner in such fund).

Distribution rights include the right to the distribution of income or capital of the Company, whether paid by way of dividend, a reduction of capital, as a consequence of a liquidation or otherwise, in accordance with the priorities established by the Company’s articles of association which include, but are not limited to, an initial preferred return in favor of the holders of Series C Convertible Preference Shares, preferred returns (conditional in certain respects) in favor of certain holders of Ordinary shares, preferred returns in favor of holders of Series B Convertible Preference Shares and a preferred return in favor of holders of Series A Convertible Preference Shares.

Ordinary shares and Ordinary A shares have voting rights of one vote per share.

All preferential income and capital rights granted shall terminate immediately prior to a qualifying initial public offering, with any income or capital subsequently distributed to the holders of the Ordinary shares and holders of Ordinary A shares in proportion to the number of Ordinary shares and Ordinary A shares held. A Qualifying IPO has been defined in the articles of association as a fully underwritten IPO with a price per share representing a premoney valuation for the Company of at least $150 million or more, or the Euro equivalent, calculated on a fully diluted basis pursuant to which the Company receives gross proceeds of $40 million or more, or the Euro equivalent.

The following tables summarize the Company’s Ordinary shares and Ordinary A shares outstanding as of September 30, 2016 and December 31, 2015:

As of September 30, 2016 (unaudited)
Number of shares
Type of share	Authorized	Issued and Outstanding	Nominal value	Voting right	Book value
					(in thousands)
Ordinary shares	3,794,303	3,794,303	$0.013	1.00	$50
Ordinary A shares	8,325,188	610,514	$0.013	1.00	40

As of December 31, 2015
Number of shares
Type of share	Authorized	Issued and Outstanding	Nominal value	Voting right	Book value
					(in thousands)
Ordinary shares	3,794,303	3,794,303	$0.013	1.00	$50

Ordinary and Ordinary A shares are denominated in Euros at €0.01 per share.

Issuance of Warrants and Ordinary A Shares

On March 18, 2016, Parent entered into a warrant instrument (the 2016 Warrant Instrument) for the offer and issuance of warrants (2016 Warrants) and Ordinary A shares in lieu of 2016 Warrants. The terms of the 2016 Warrant Instrument were subsequently amended by the Company on April 18, 2016.

Pursuant to the terms of the amended 2016 Warrant Instrument, Parent had issued 1,581,785 2016 Warrants to employees of, and consultants to, Parent with a fair value of $0.05 (€0.04) per warrant and 527,262 Ordinary A shares with a fair value of $0.07 (€0.06) per Ordinary A share. Total cash proceeds received were $71,000 (€63,000) for the 2016 Warrants

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

and $35,000 (€32,000) for the Ordinary A shares, less related issuance costs of $32,000 (€28,000). As of September 30, 2016, the 2016 Warrants were immediately exercisable by the holders and the Company had the right but not the obligation to repurchase the outstanding and unexercised 2016 Warrants (Call Option) if the related party was no longer a qualifying person under the 2016 Warrant Instrument, which is considered to be a future contingent feature. In September 2016, a warrant holder exercised 83,252 warrants in exchange for Ordinary A shares for a total payment of $5,000.

The number of 2016 Warrants that may be repurchased is reduced ratably each quarter over a four-year period. As of September 30, 2016, 1,373,655 of the 2016 Warrants remained subject to this conditional repurchase right. If the Company elected to repurchase any 2016 Warrants, the Company would pay the 2016 Warrant holder an amount equal to the original purchase price of $0.04 (€0.04) for each such 2016 Warrant.

There were 1,498,533 of the 2016 Warrants outstanding and exercisable to purchase Ordinary A shares at an exercise price of €0.06 per share as of September 30, 2016. The exercise term of the 2016 Warrants is five years as of September 30, 2016.

Because the 2016 Warrants were issued at fair value and there are no service conditions, the Company accounted for the 2016 Warrants as equity instruments. The related Call Options are not legally detachable or separately exercisable and therefore are accounted for together with the 2016 Warrants.

Replacement Options

On September 26, 2016, the Company made an offer to the 2016 warrant holders to replace their existing warrants, then exercisable for Ordinary A shares, for stock options in the combined organization conditional on the closing of the Transaction. This offer was revocable if the holder ceased to be a qualifying person prior to the closing of the Transaction. See Note 11 for a further understanding of these replacement options.

10.  Temporary equity

Temporary equity as of September 30, 2016, consisted of the following:

As of September 30, 2016 (unaudited)
Number of shares
Type of share	Authorized	Issued and Outstanding	Nominal value	Voting right	Book value
					(in thousands)
Series A Convertible Preference shares—voting	1,504,291	1,504,291	$0.013	1.00	$19
Series A Convertible Preference shares—nonvoting	3,175,074	3,175,074	0.013	—	43
Series B Convertible Preference shares—voting	35,394,635	34,674,635	0.013	1.00	458
Series C Convertible Preference shares—voting	4,871,080	—	0.013	1.00	—

Total	44,945,080	39,354,000			$520

Temporary equity as of December 31, 2015, consisted of the following:

As of December 31, 2015
Number of shares
Type of	Authorized	Issued and Outstanding	Nominal value	Voting right	Book value
					(in thousands)
Series A Convertible Preference shares—voting	1,504,291	1,504,291	$0.013	1.00	$19
Series A Convertible Preference shares—nonvoting	3,175,074	3,175,074	0.013	—	43
Series B Convertible Preference shares—voting	35,394,635	34,674,635	0.013	1.00	458
Series C Convertible Preference shares—voting	4,871,080	—	0.013	1.00	—

Total	44,945,080	39,354,000			$520

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

Significant provisions of the convertible preference shares as of September 30, 2016 were as described below. As of the closing of the Transaction on November 3, 2016, all outstanding convertible preference shares converted to Ordinary shares and with all preferential rights terminating at that time.

Voting—Each Series A, Series B and Series C Convertible Preference share is entitled to one vote per share on an as converted basis. Each Series A and Series B Convertible Preference share that is classified as nonvoting is not entitled to any voting rights.

Transfers—Shareholders in each class have certain transfer rights. Transfer rights include, for holders of Series B Convertible Preference Shares or Series C Convertible Preference Shares, but who are not holders of Series A Convertible Preference Shares or specified members of management, the right to transfer any shares held (where the holder is a company or other entity or investment vehicle) to its holding company or to any subsidiary of that holding company or to any entity or investment vehicle in which the holder, its holding company or any subsidiary of that holding company has a majority economic interest, or to any affiliate or (where the holder is an investment fund or investment fund manager or nominee thereof) to any successor investment fund, or investment manager of any nominee thereof or to the general partner of such fund (or solely in connection with a dissolution any participant or partner in such fund).

Conversion—Series A Convertible Preference shares have conversion rights that enable any holder of Series A shares to at any time to convert the whole or part of its holding into Ordinary shares. In addition, upon notice by the holders of 65% of the outstanding voting preference shares, immediately prior to a Qualifying IPO or immediately prior to a sale of the Company, each Series A share shall automatically be converted into Ordinary shares at a ratio of 1:1 (subject to adjustment in accordance with the anti-dilution mechanism provided for in the Company’s articles of association). The holders of Series B Convertible Preference Shares and Series C Convertible Preference Shares have conversion rights that are broadly equivalent to conversion rights of the holders of Series A Convertible Preference Shares as described in this paragraph.

Series A Convertible Preference shares have additional conversion rights whereby a holder of Series A shares, may at any time convert part of its holding of Series A voting Convertible Preference shares into a like number of equivalently paid Series A nonvoting Convertible Preference shares, provided such holder holds at least one Series A Convertible Preference Share (and vice versa).

Series B Convertible Preference shares also have additional conversion rights whereby a holder of the Series B shares, who is also a holder of Series A shares, may at any time convert part of its holding of Series B voting Convertible Preference shares into a like number of equivalently paid Series B nonvoting Convertible Preference shares (and vice versa).

All preferential income and capital rights granted to holders of convertible preference shares shall terminate immediately prior to a Qualifying IPO with any income or capital subsequently distributed to the holders of the Ordinary shares in proportion to the number of Ordinary shares held.

Dividends—Holders of Series A, Series B and Series C Convertible Preference shares are entitled to dividends in the same order of priority as would apply upon a liquidation, if and when declared by Parent’s Board of Directors (the Board). Certain of these rights were settled with the payment of a dividend in the cumulative amount of approximately $47 million (€36 million) in 2012. No dividends have been declared from December 21, 2012 through September 30, 2016.

Liquidation preferences—In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of Series C Convertible Preference Shares are entitled to receive, prior and in preference to holders of Ordinary shares and the holders of Series B and Series A Convertible Preference Shares, an amount per share calculated by reference to the subscription price paid. After this, certain holders of Ordinary shares, subject to satisfaction of applicable

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

conditions, are entitled to receive, prior and in preference to holders of Series B and Series A Convertible Preference Shares, fixed sums to be paid amongst those certain holders. Upon completion of the distribution to those certain holders of Ordinary shares, holders of Series B Convertible Preference shares are entitled to receive prior and in preference to holders of Series A Convertible Preference Shares, amounts calculated by reference to a cumulative dividend at the annual rate of 8% of the original subscription price, from the date of issuance to December 1, 2012, and historic interest payments on related loan notes together with €1.00 for each such share held. Further preferential rights for determinable amounts are then reserved to holders of Series A Convertible Preference Shares, certain holders of Ordinary shares and, finally, to holders of Series C, Series B and Series A Convertible Preference Shares and certain holders of Ordinary shares, collectively. In each case entitlements of shareholders are calculated to take account of prior distributions that have been made, and are subject to the conditional and accelerated entitlements expressly provided for in the Company’s articles of association and the satisfaction of any declared but unpaid dividends. All remaining legally available assets of the Company are to be distributed holders of Ordinary shares and Series C, Series B and Series A Convertible Preference Shares in proportion to the number of shares held (with the holders of convertible preference shares participating on an as converted basis).

Prior distributions (dividends, capital or otherwise) are taken into account when determining the rights of shareholders to participate in any distribution of income or capital. Certain of these rights were settled with the payment of a dividend in the cumulative amount of approximately $47 million (€36 million) in 2012. No dividends have been declared from December 21, 2012 through September 30, 2016.

11.  Share-based Compensation

On March 18, 2016, Parent adopted a share option plan providing for the grant of share options to employees, consultants, officers and directors of any of the Company’s entities (the 2016 Option Plan).

The terms of the 2016 Option Plan were subsequently amended by the Company on April 18, 2016.

The 2016 Option Plan, as amended, provide for subscription rights over an aggregate amount of no more than 8,325,188 Ordinary A shares of €0.01 each, or, in the event that Parent’s entire issued share capital is at any time comprised of a single class of share, that class of share. The aggregate number of subscription rights under the 2016 Option Plan is reduced by Ordinary A shares issued plus the Ordinary A shares issuable under 2016 Warrants. Refer to Note 9 for the number of 2016 Warrants and Ordinary A shares offered and issued.

Pursuant to the terms of the amended 2016 Option Plan, (prior to completion of the Transaction), the Parent had issued or granted options to purchase 3,524,329 Ordinary A shares at an exercise price of €0.06 per Ordinary A share.

The Company’s employment agreements with certain of its executives provides that, upon a change of control as defined, all of the then outstanding unvested options and any other rights to purchase Company shares will become fully vested and exercisable and any vesting-like restrictions will lapse in full, unless earlier vesting is provided for in the applicable program under which such option or other right to purchase Company shares was granted or under applicable law. The Transaction is not a change of control under the employment agreements.

The Company recognized share-based compensation expense for employees in the accompanying consolidated statements of operations as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
General and administrative	$139	$—	$194	$—
Total share-based compensation	$139	$—	$194	$—

The share options have been classified as a liability on the basis that they were granted in a currency other than the functional currency of the employing Company subsidiary of the recipients. These share options will be subject to revaluation until they are exercised or forfeited.

As of September 30, 2016, there were options to purchase 3,524,329 Ordinary A shares. Of the outstanding options, options to purchase 555,012 Ordinary A shares are subject to vesting based on achievement of specified events. The exercise term of all stock options is 10 years.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

A summary of the outstanding stock options as of September 30, 2016 is as follows:

	Stock Options Outstanding
	Number of Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (Years)	Weighted- Average Fair Value Per Share*
Outstanding—December 31, 2015	—
Granted	3,524,329	$0.07	9.82	$0.05
Forfeited	—
Exercised	—

Outstanding—September 30, 2016	3,524,329	$0.07	9.57	$0.65

Exercisable—September 30, 2016	—

Expected to vest—September 30, 2016	2,103,064	$0.07	9.57	$0.65

*	The stock options are remeasured at each reporting period end date for the weighted-average fair value per share.

The stock options outstanding at September 30, 2016 included two performance-based options, one to purchase 277,506 shares that vested upon completion of the Transaction and one to purchase 277,506 shares that vests upon the date the Company files a new drug application with the U.S. Food and Drug Administration for A4250 for any orphan indication, if such filing occurs prior to a specified date. Each of the performance-based options has an exercise price of €0.06 ($0.07) per share.

As of September 30, 2016, the total unrecognized compensation expense related to unvested options was $1.6 million which the Company expects to recognize over an estimated weighted average period of 3.57 years.

In determining the estimated fair value of the share-based awards, the Company uses the Black-Scholes option-pricing model and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

The fair value of share option awards was estimated with the following assumptions:

	As of the Grant Date*	As of September 30, 2016
Share price of Ordinary A shares	$0.07	$0.65
Expected term (in years)	6.08	5.63
Risk-free interest rate	1.18%-1.19%	1.23%
Expected volatility	83.39%	81.72%
Dividend rate	0%	0%

*	Grants approved by the Board on April 18, 2016.

Replacement Options

On September 26, 2016, the Company made an offer to its stock option holders to replace their existing stock options, then exercisable for Ordinary A shares, for stock options in the combined organization conditional on the closing of the Transaction. This offer was revocable if the holder ceased to be a qualifying person prior to the closing of the Transaction.

On September 26, 2016, the Company made an offer to the 2016 warrant holders to exchange their existing warrants, then exercisable for Ordinary A shares, for stock options in the combined organization conditional on the closing of the Transaction. This offer was revocable if the holder ceased to be a qualifying person prior to the closing of the Transaction.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

12.  Long-term debt

	September 30, 2016 (unaudited)	December 31, 2015
	(in thousands)
Long-term debt, including current portion:
Loan Facility	$3,819	$4,421
2014 Convertible Loans	1,000	933
2015 Convertible Loans	2,091	2,026

Total long-term debt	6,910	7,380
Less: current portion	(3,170)	(2,514)

Long-term debt	$3,740	$4,866

2015 Convertible Loans, as of September 30, 2016

On October 1, 2015, the Company entered into a loan agreement with certain of its shareholders and their affiliates and members of management and executed a related convertible loan instrument, which provided 5,000,000 $1.00, unsecured convertible loan notes (the 2015 Convertible Loans), denominated in USD. The Company issued a portion of the 2015 Convertible Loans at a par value of $3.5 million to certain of its shareholders and their affiliates and members of management, including some considered to be related parties. Interest accrues at a rate of 8% per annum. Interest becomes payable on any of the outstanding 2015 Convertible Loans notes shortly after maturity or, if the principal amount is converted into shares, shortly after the later of such conversion into shares or repayment of the Loan Facility. The 2015 Convertible Loans mature on September 30, 2020 and can be repaid earlier if approved by a qualifying majority of the members of the Board and if the Loan Facility has been repaid in full. The aggregate principal amount of the 2015 Convertible Loans outstanding as of both September 30, 2016 and December 31, 2015 was $3.5 million.

The 2015 Convertible Loans are convertible into Series C Convertible Preference shares at $1.9314 per share or into new shares issued as part of a fundraising in which the Company receives proceeds of at least $3.0 million (conversion feature), in either case with the approval of a qualifying majority of the members of the Board. In the event of a fundraising, a qualifying majority of the members of the Board can require that all 2015 Convertible Loans convert into new shares (being the class of shares issued as part of the fundraising) at a 20% discount to the average price per share paid by investors in the fundraising (redemption feature). The noteholders have the right to request conversion any time after September 30, 2016. These features were concluded to be a derivative and separately accounted from the 2015 Convertible Loans. An allocation of the net proceeds of the 2015 Convertible Loans was made to recognize the derivative liabilities at their fair value at the date of issuance. The amount allocated to the derivative liabilities was $1.5 million and recognized as a noncurrent liability. See Note 13 for discussion of Derivatives and Note 2 for discussion of Fair Value of Financial Instruments.

The 2015 Convertible Loans are accounted for in accordance with ASC Subtopic 470-20, “Debt with Conversion and Other Options.” Under the current accounting guidance, the Company bifurcated the conversion feature of the 2015 Convertible Loans from the debt instrument, classified the conversion feature as a derivative liability and accretes the resulting debt discount as interest expense using the effective interest rate method over the contractual term of the 2015 Convertible Loans. The effective interest rate is 18.3% per annum.

The remaining debt discount associated with 2015 Convertible Loans was $1.4 million and $1.5 million as of September 30, 2016 and December 31, 2015, respectively, and is expected to be accreted to the balance of the 2015 Convertible Loans over the remaining term. The accretion of the debt discount has been recognized in Interest expense in the amount of $35,000 and $92,000 for the three months and nine months ended September 30, 2016, respectively. See Note 13 for discussion of Derivatives and Note 2 for discussion of Fair Value of Financial Instruments.

Transaction costs incurred to obtain the 2015 Convertible Loans were $72,000, of which $41,000 was allocated to Long-term debt and $31,000 to the derivative liabilities. The transaction costs allocated to the derivative liabilities were recognized in Other Income (Expense), net in the Condensed Consolidated Statement of Operations for the year ended December 31, 2015. The transaction costs recognized as part of the Long-term debt is being accreted to Interest expense using the effective interest method over the stated term of the 2015 Convertible Loans. See Note 13 for discussion of Derivatives and Note 2 for discussion of Fair Value of Financial Instruments.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

Immediately prior to the closing of the Transaction on November 3, 2016, the 2015 Convertible Loans were converted into Series C Preference Shares (which were then converted into Ordinary shares), and no 2015 Convertible Loans remain outstanding.

2014 Convertible Loans, as of September 30, 2016

On December 17, 2014, the Company executed a convertible loan instrument, which provided 1,251,000 €1.00 unsecured convertible loan notes (2014 Convertible Loans) and was subsequently amended on October 1, 2015. The Company issued the full amount of the 2014 Convertible Loans at a par value of €1.3 million to certain of its shareholders and their affiliates, including some considered to be related parties. The aggregate principal amount of the 2014 Convertible Loans outstanding as of September 30, 2016 and December 31, 2015 was $1.4 million (€1.3 million) and $1.4 million (€1.3 million), respectively. Interest accrues at 8% annual rate of simple interest for the number of days the notes are outstanding (based on a 365-day year). Interest will become payable on any of the outstanding 2014 Convertible Loans shortly after the maturity or, if the principal amount is converted into shares, shortly after the later of such conversion into shares or repayment of the Loan Facility. The 2014 Convertible Loans mature on December 18, 2019 and can be repaid earlier at their nominal value of €1.3 million if approved by a qualifying majority of the members of the Board and if the Loan Facility has been repaid in full.

The 2014 Convertible Loans can be converted into Series C Convertible Preference shares at the rate of €1.74 ($1.95 as of September 30, 2016) per share or into new shares issued as part of a fundraising, which is defined as the Company raising at least €5.0 million from the issue of shares (conversion feature), in either case with the prior consent of a qualifying majority of the members of the Board. In the event of a fundraising, a qualifying majority of the members of the Board can require that all 2014 Convertible Loans convert into new shares at a price that is at a 20% discount to the average price per new share being paid by investors in the fundraising (redemption feature). These features were concluded to be a derivative and separately accounted from the 2014 Convertible Loans. An allocation of the net proceeds of the 2014 Convertible Loans was made to recognize the derivative liabilities at their fair value at the date of issuance. The amount allocated to the derivative liabilities was $487,000 (€400,000) and recognized as a noncurrent liability. The derivative liabilities were recorded as a noncurrent liability as the conversion is contingent upon Board approval. See Note 13 for discussion of Derivatives and Note 2 for discussion of Fair Value of Financial Instruments.

The 2014 Convertible Loans are accounted for in accordance with ASC Subtopic 470-20, “Debt with Conversion and Other Options.” Under the current accounting guidance, the Company bifurcated the conversion feature of the 2014 Convertible Loans from the debt instrument, classified the conversion feature as a derivative liability and accretes the resulting debt discount as interest expense using the effective interest rate method over the contractual term of the 2014 Convertible Loans. The effective interest rate is 15.3% per annum.

The remaining debt discount associated with 2014 Convertible Loans was $397,000 (€355,000) and $442,000 (€396,000) as of September 30, 2016 and December 31, 2015, respectively, and is expected to be accreted to the balance of the 2014 Convertible Loans over the remaining term. The accretion of the debt discount has been recognized in Interest expense in the amount of $17,000 and $10,000 for the three months ended September 30, 2016 and 2015, respectively, and $45,000 and $27,000 for the nine months ended September 30, 2016 and 2015, respectively. See Note 13 for discussion of Derivatives and Note 2 for discussion of Fair Value of Financial Instruments.

Transaction costs incurred to obtain the 2014 Convertible Loans were $58,000, of which $39,000 was allocated to Long-term debt and $19,000 to the derivative liabilities. The transaction costs allocated to the derivative liabilities were recognized in Other Income (Expense), net in the Condensed Consolidated Statement of Operations in the year ended December 31, 2014. The transaction costs recognized as part of the Long-term debt is being accreted to Interest expense using the effective interest method over the stated term of the 2014 Convertible Loans. See Note 13 for discussion of Derivatives and Note 2 for discussion of Fair Value of Financial Instruments.

Immediately prior to the closing of the Transaction on November 3, 2016, the 2014 Convertible Loans were converted into Series C Preference Shares (which were then converted into Ordinary shares), and no 2014 Convertible Loans remain outstanding.

Loan Facility, as of September 30, 2016

On December 18, 2014, the Company executed a loan agreement (Loan Facility) with Kreos Capital IV (UK) Limited (Kreos UK). Under the terms of the Loan Facility, the Company borrowed €6.0 million ($7.3 million), with an

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

outstanding balance due of €3.6 million ($4.0 million) as of September 30, 2016 and €4.9 million ($5.3 million) as of December 31, 2015, and an additional discount recognized of €560,000 ($628,000) and €681,000 ($743,000), as of September 30, 2016 and December 31, 2015, respectively. The Loan Facility has a term of 36 months with principal and interest payable monthly, after a six-month initial interest only period, at an annual rate of 11.5%. In addition, the Company is required to make an end-of-loan payment equal to 1.25% of the amounts lent by Kreos UK. The Company drew down the full €6.0 million with €229,000 ($250,000) held back by Kreos UK from the proceeds received as an upfront payment of the principal on December 18, 2014. The Company paid $474,000 and $644,000 in principal for the three months ended September 30, 2016 and 2015, respectively, and $1.2 million and $644,000 in principal for the nine months ended September 30, 2016 and 2015, respectively. The Company paid $269,000 and $570,000 in interest for the three months ended September 30, 2016 and 2015, respectively, and $417,000 and $570,000 in interest for the nine months ended September 30, 2016 and 2015, respectively.

The Company has the option to redeem all outstanding amounts. Upon the occurrence of a sale or a change of control, the Company shall redeem the principal, accrued interest and other fees, and remaining interest payments calculated until the end of the term, discounted by 5%.

Parent has pledged its shares in Albireo AB and has granted a debenture (incorporating fixed and floating charges) over its assets by way of security for the obligations it owes under the Loan Facility.

The Loan Facility is guaranteed by Elobix AB and Albireo AB as principal obligors who have severally agreed to indemnify and keep indemnified Kreos UK in full and on demand from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Kreos UK arising out of, or in connection with, any failure of the Company to perform or discharge any of its obligations or liabilities.

In addition, Elobix AB and Albireo AB have agreed to pledge the following:

•	Albireo AB shares in Elobix AB

•	Albireo AB bank accounts

•	Albireo AB A4250 patents

•	Elobix elobixibat patents

•	Elobix bank accounts

Although the bank accounts of Albireo AB and Elobix AB were pledged, Albireo AB and Elobix AB are not restricted from using the cash for working capital requirements.

On February 4, 2016, the Company pledged its present and future rights to fees, royalties and other payments due and payable any time under its license agreement with EA Pharma to Kreos UK in support of the Loan Facility.

In connection with the Loan Facility, the Company issued to Kreos Capital detachable warrants with a right to acquire shares at €720,000 which have been fair valued as of September 30, 2016 at $504,000 (€449,000) (the Warrants) to purchase certain shares of the Company’s stock under specified circumstances.

Because the amount of shares will be variable upon the exercise of the Warrants, the Company determined that the Warrants are a liability under ASC 480 and are required to be measured at fair value. The fair value of the Warrants liability is required to be remeasured at each reporting period end with changes in fair value recognized in the Condensed Consolidated Statements of Operations. The maximum number of underlying preference shares, which could be obtained through exercise and in turn converted into Ordinary shares, was 720,000 shares as of both September 30, 2016 and December 31, 2015. The maximum number of underlying preference shares may change if there is an issuance of new shares and the Board approves an adjustment.

Transaction costs were allocated based on the amounts of the Loan Facility and the fair value of the Warrants. Transaction costs allocated to the Loan Facility were $378,000 and transaction costs allocated to the Warrants were $70,000. The portion of the transaction costs allocated to the fair value of the Warrants was immediately expensed because the fair value of the Warrants is accounted for at fair value through the Company’s statements of comprehensive loss. For the portion

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

of transaction costs that are allocated to the Loan Facility, the transaction costs are deducted from the carrying amount of the Loan Facility and along with the fair value of the Warrants, which represent a discount to the Loan Facility, are then accreted to the Condensed Statement of Comprehensive Loss over the term using effective interest rate method. The effective interest rate was 27.1% per annum. The remaining discount amortization associated with Loan Facility was $628,000 (€560,000) and $743,000 (€681,000) as of September 30, 2016 and December 31, 2015, respectively, and is expected to be accreted to the balance of the Loan Facility over the remaining term. The discount is being amortized over the loan term of 36 months. Interest expense included $235,000 and $181,000 of discount amortization for the three months ended September 30, 2016 and 2015, respectively, and $707,000 and $525,000 of discount amortization for the nine months ended September 30, 2016 and 2015, respectively.

On February 4, 2016, the Company entered a Deed of Variation related to its Loan Facility. Under the terms of the Deed of Variation, the timing of principal payments was changed during the term of the Loan Facility and an additional end of loan payment of €512,000 ($574,000 based on the Euro to USD exchange rate at September 30, 2016), was added, although the total principal due under the Loan Facility remained unchanged. In addition, there were no changes to the maturity date or the stated interest rate.

The Company accounted for the amendment to the Loan Facility prospectively in accordance with ASC 470-50, Modifications and Extinguishments, as there were no concessions granted to the Company by the holders of the Loan Facility and the difference in cash flows between the original and amended loans did not change by more than 10% per holder. As a result of the modification, the transaction costs incurred in connection with the amendment were expensed when incurred and the effective interest rate calculation was updated, resulting in an effective interest rate of 39.3%.

The following is a list of annual principal maturities of the Long-term debt as of September 30, 2016 (in thousands):

Amount (unaudited)
Year 1	$3,155
Year 2	856
Year 3	—
Year 4	1,396
Year 5	3,501

Total cash payments	$8,908

13.  Derivatives

The following disclosures summarize the fair value of derivative instruments not designated as hedging instruments in the Condensed Consolidated Balance Sheets and the effects of changes in fair value related to those derivative instruments on the Condensed Consolidated Statements of Operations (in thousands):

		September 30, 2016 (unaudited)	December 31, 2015
Derivative Instruments Not Designated as Hedging Instruments	Balance Sheet Location
Derivative liabilities	Noncurrent liabilities	$2,257	$2,047
Warrants liability	Current liabilities	504	1,163

		Nine Months Ended September 30, (unaudited)
Effect of Derivative Instruments Not Designated as Hedging Instruments	Location of Gains (Losses) Recognized	2016	2015
Derivative liabilities	Non-operating income (expense)	$153	$127
Warrants liability	Non-operating income (expense)	(689)	246

The derivative liabilities related to the conversion feature embedded in the 2014 Convertible Loans and 2015 Convertible Loans have been separately recognized at their fair value. The Company determined that embedded features met the definition of a derivative and was required to be recorded at fair value at issuance and will be remeasured each reporting period thereafter.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

14.  Subsequent Events

Transaction

Parent and Biodel completed the Transaction under the terms of the share exchange agreement on November 3, 2016 and the combined organization was renamed Albireo Pharma, Inc.

Prior to the close of the Transaction, the Company received an additional investment of $10.0 million in exchange for 9,708,739 Series C Preference shares from certain of its existing shareholders. The 2015 Convertible Loans were converted into 4,248,780 Series C Convertible Preference shares and the 2014 Convertible Loans were converted into 1,669,997 Series C Convertible Preference shares, in each case at a conversion rate of €0.749. All of the Company’s then-outstanding preference shares were converted into Ordinary shares. A total number of 59,303,082 Ordinary shares were exchanged for 4,156,449 Biodel shares, based on a final exchange ratio of 0.0699. Accordingly, all historical equity of the Company will be presented as if subsequent to this conversion.

A total of 6,292,644 shares of the common stock of Albireo Pharma, Inc. were outstanding immediately following the completion of the Transaction. In addition, replacement stock options to purchase a total 351,545 shares were issued to certain former warrant and stock option holders of Parent.

The total estimated consideration transferred as part of the purchase accounting was $41.6 million, which was based upon the market price of Biodel’s common stock as of the closing of the Transaction of $19.50 (as adjusted for the reverse stock split) . The consideration transferred will increase the Additional Paid in Capital of the Company. In addition, the Company will recognize in-process research and development indefinite-lived intangible asset and goodwill in its purchase accounting based on net assets acquired.

Replacement Options

On November 3, 2016, 3,524,329 Parent stock options were cancelled and replaced with stock options to purchase 246,666 shares based on the final exchange ratio for the Transaction. The replacement stock options are subject to the same vesting conditions and exercise term. The cancellation and replacement were accounted for as a modification. The fair value of the replacement award was compared to the fair value of the original award immediately before the terms were modified, measured based on the market price of the common stock of the combined organization and other pertinent factors on the date of the modification. The incremental value was recognized based on the vesting terms. The liability will be reclassified from a liability to additional paid in capital. As these stock options will then be classified as equity, no remeasurement will be made.

On November 3, 2016, 1,498,553 Parent warrants were cancelled and replaced with stock options to purchase 104,879 shares based on the final exchange ratio for the Transaction, of which 34,960 were immediately vested and exercisable and 69,919 will ratably vest on a monthly basis over 32 months. The cancellation and replacement was accounted for as a modification whereby the Company determined the fair value of the original warrants based on current assumptions, without regard to the assumptions made on the issuance date. The fair value of the replacement award was compared to the fair value of the original warrants immediately before the terms were modified, measured based on the market price of the common stock of the combined organization and other pertinent factors on the date of the modification. The incremental value was recognized to expense based on the vesting terms.

Pro Forma

The following table shows the unaudited pro forma statements of operations for the three and nine months ended September 30, 2016 and 2015, respectively, as if the reverse acquisition with Biodel had occurred on January 1, 2016. This pro forma information does not purport to represent what the Company’s actual results would have been if the acquisition had occurred as of the date indicated or what such results would be for any future periods. The number of shares used in the calculation of the pro forma loss per share is based on the number of shares of the common stock of Albireo Pharma, Inc. outstanding at the closing on November 3, 2016. There were 557,170 warrants and stock options excluded because their inclusion would have been anti-dilutive.

ALBIREO

Notes to Condensed Consolidated Financial Statements

(unaudited)

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2016	2015	2016	2015
	(in thousands)
Total revenues	$28	$15	$8,125	$120
Net loss	(5,606)	(6,228)	(15,668)	(21,297)
Pro forma weighted average shares—basic	6,295	6,295	6,295	6,295
Pro forma weighted average shares—diluted	6,295	6,295	6,295	6,295

Pro forma (loss) earnings per share:
Basic	$(0.89)	$(0.99)	$(2.49)	$(3.38)
Diluted	$(0.89)	$(0.99)	$(2.49)	$(3.38)

Equity Transactions

Subsequent to September 30, 2016, the Company also issued stock options to purchase a total of 144,778 shares to certain employees. The terms and conditions of the stock options are pursuant to the Albireo Pharma 2016 Equity Incentive Plan.